Exhibit 99.1

Press Release

CONTACT:

Robert Meyer

Investor Relations

Tel: (813) 313-1777

Investorrelations@cott.com

COTT REPORTS FOURTH QUARTER AND FISCAL 2013

RESULTS AND DECLARES DIVIDEND

(Unless stated otherwise, all fourth quarter 2013 comparisons are relative to the fourth quarter of 2012 and all fiscal year 2013 comparisons are relative to fiscal year 2012; all information is in U.S. dollars. Certain terms used in this press release are defined below.)

TORONTO, ON and TAMPA, FL – February 12, 2014 – Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the fourth quarter and fiscal year ended December 28, 2013 and the declaration of a quarterly dividend of CAD$0.06 per common share.

Fourth Quarter 2013 Results

•	The Company returned approximately $5 million to shareholders through its quarterly dividends.

•	The Company redeemed $200 million of its Senior Notes due in 2017 on November 15, 2013 (recognizing an expense of $12.7 million associated with the redemption) and announced the redemption of the remaining $15 million of the Senior Notes due in 2017 to occur on February 19, 2014.

•	Revenue of $482 million was lower by 7% (7% excluding the impact of foreign exchange) compared to $517 million.

•	Gross profit as a percentage of revenue was 11.2% compared to 11.7%.

•	Selling, general and administrative (“SG&A”) expenses of $39.5 million were lower by 9% compared to $43.6 million.

•	Adjusted net income and adjusted earnings per diluted share were $2.8 million and $0.03, respectively, compared to $3.2 million and $0.03 in the prior year, respectively. Reported loss and loss per diluted share were $11.5 million and $0.12, respectively, compared to reported net income and earnings per diluted share of $2.3 million and $0.02, respectively, in the prior year, due primarily to recognizing $12.7 million of expense associated with the redemption of the 2017 Senior Notes.

•	Adjusted EBITDA was $42.5 million compared to $42.5 million. Reported EBITDA was $27.8 million compared to $41.6 million.

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•	Free cash flow was $81.4 million, reflecting $92.3 million of net cash provided by operating activities less $10.9 million of capital expenditures. Excluding the impact of the redemption of the Senior Notes due in 2017, free cash flow was $89.6 million.

Fiscal Year 2013 Results

•	The Company returned approximately $32 million to shareholders through quarterly dividends and stock repurchases.

•	Revenue of $2,094 million was lower by 7% (7% excluding the impact of foreign exchange) compared to $2,251 million.

•	Gross profit as a percentage of revenue was 12.0% compared to 12.9%.

•	SG&A expenses of $160 million were lower by 10% compared to $178 million.

•	Adjusted net income and adjusted earnings per diluted share were $36.3 million and $0.38, respectively, compared to $51.9 million and $0.55 in the prior year, respectively. Reported net income and earnings per diluted share were $17.0 million and $0.18, respectively, compared to $47.8 million and $0.50, respectively, in the prior year.

•	Adjusted EBITDA was $197 million compared to $213 million. Reported EBITDA was $177 million compared to $209 million.

•	Free cash flow was $100 million, reflecting $155 million of net cash provided by operating activities less $55 million of capital expenditures. Excluding the impact of the redemption of the Senior Notes due in 2017, free cash flow was $108 million.

“The fourth quarter of 2013 and the year as a whole were challenging for Cott,” commented Jerry Fowden, Cott’s Chief Executive Officer. “The overall carbonated soft drink market and the shelf stable juice market declined during the year, which alongside increased national brand promotional activity and deep price discounting adversely affected our volumes. Despite these pressures we continued to run our business tightly, reducing our SG&A costs and delivering $100 million of free cash flow,” continued Mr. Fowden.

FOURTH QUARTER 2013 PERFORMANCE SUMMARY

•	Total filled beverage case volume (which excludes concentrate sales) was 180 million cases compared to 199 million cases. The volume decline was due primarily to the general market decline in the North American carbonated soft drink (“CSD”) category, prolonged aggressive promotional activity from the national brands in North America as well as the exiting of case pack water.

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•	Revenue was lower by 7% (7% excluding the impact of foreign exchange) at $482 million. The revenue decline was due primarily to lower global volumes slightly offset by an increase in average price per case on a global basis.

•	Gross profit as a percentage of revenue was 11.2% compared to 11.7%. The gross margin reduction was due primarily to lower global volumes which resulted in unfavorable fixed cost absorption.

•	SG&A expenses were lower by 9% at $39.5 million compared to $43.6 million. The decrease in SG&A was due primarily to lower employee-related costs as well as lower professional fees.

•	Loss before income taxes was $10.5 million compared to income before taxes of $2.5 million.

•	Income tax benefit was $0.1 million compared to $0.9 million.

•	Adjusted net income and adjusted earnings per diluted share were $2.8 million and $0.03, respectively, compared to $3.2 million and $0.03 in the prior year, respectively. Reported net loss and loss per diluted share were $11.5 million and $0.12, respectively, compared to reported net income and earnings per diluted share of $2.3 million and $0.02, respectively, in the prior year. The difference between reported net income and adjusted net income was due primarily to recognizing $12.7 million of expense associated with the redemption of the 2017 Senior Notes.

•	Adjusted EBITDA was $42.5 million compared to $42.5 million. Reported EBITDA was $27.8 million compared to $41.6 million.

•	Free cash flow was $81.4 million, reflecting $92.3 million of net cash provided by operating activities less $10.9 million of capital expenditures. Excluding the impact of the redemption of the Senior Notes due in 2017, free cash flow was $89.6 million.

FOURTH QUARTER 2013 REPORTING SEGMENT HIGHLIGHTS

•	North America filled beverage case volume was 129 million cases compared to 146 million cases and revenue was lower by 11% at $341 million due primarily to the general market decline in the North American CSD category, prolonged aggressive promotional activity from the national brands as well as the exiting of case pack water.

•	United Kingdom / Europe (“UK”) filled beverage case volume was 48 million cases compared to 46 million cases. Revenue was higher by 8% (7% excluding the impact of foreign exchange) at $126 million, due primarily to additional revenues from the Calypso Soft Drinks business acquired in the second quarter of 2013.

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•	All Other total beverage case volume (including concentrate) was 65 million cases compared to 65 million cases. Our All Other reporting segment includes our Mexico operating segment, Royal Crown International operating segment and other miscellaneous expenses (prior year information has been updated to reflect this change in our reporting segments). Revenue was lower by 6%, due to the exiting of low gross margin business in Mexico, partially offset by increased higher margin contract manufacturing customers as well as new customers at RCI. Mexico total beverage case volume was 3 million cases compared to 7 million cases. Revenue in Mexico was lower by 49% (48% excluding the impact of foreign exchange) at $5 million due primarily to the exiting of low gross margin business. RCI total beverage case volume (including concentrate) was 62 million cases compared to 58 million cases. Revenue increased 62% primarily due to new customers as well as favorable changes in the product mix sold.

FISCAL YEAR 2013 PERFORMANCE SUMMARY

•	Total filled beverage case volume (excluding concentrate sales) was 793 million cases compared to 867 million cases. The volume decline was due primarily to the general market decline in the North American CSD category, prolonged aggressive promotional activity from the national brands in North America as well as the exiting of case pack water.

•	Revenue was lower by 7% (7% excluding the impact of foreign exchange) at $2,094 million. The revenue decline was due primarily to lower global volumes slightly offset by an increase in average price per case on a global basis.

•	Gross profit as a percentage of revenue was 12.0% compared to 12.9%. The gross margin reduction was due primarily to lower global volumes which resulted in unfavorable fixed cost absorption.

•	SG&A expenses were lower by 10% at $160 million compared to $178 million. The decrease in SG&A was due primarily to lower employee-related and reduced information technology costs.

•	Income before income taxes was $24.2 million compared to $56.9 million.

•	Income tax expense was $2.2 million compared to $4.6 million, due primarily to a reduction in pretax income.

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•	Adjusted net income and adjusted earnings per diluted share were $36.3 million and $0.38, respectively, compared to $51.9 million and $0.55 in the prior year, respectively. Reported net income and earnings per diluted share were $17.0 million and $0.18, respectively, compared to $47.8 million and $0.50, respectively, in the prior year.

•	Adjusted EBITDA was $197 million compared to $213 million. Reported EBITDA was $177 million compared to $209 million, due primarily to costs related to the redemption of the Senior Notes due in 2017.

•	Free cash flow was $100 million, reflecting $155 million of net cash provided by operating activities less $55 million of capital expenditures. Excluding the impact of the redemption of the Senior Notes due in 2017, free cash flow was $108 million.

FISCAL YEAR 2013 REPORTING SEGMENT HIGHLIGHTS

•	North America filled beverage case volume was 581 million cases compared to 652 million cases and revenue was lower by 10% at $1,535 million due primarily to the general market decline in the North American CSD category, prolonged aggressive promotional activity from the national brands as well as the exiting of case pack water.

•	U.K. filled beverage case volume was 194 million cases compared to 190 million cases. Revenue was higher by 5% (6% excluding the impact of foreign exchange) at $494 million, due primarily to the additional revenues from the Calypso business.

•	All Other total beverage case volume (including concentrate) was 274 million cases compared to 304 million cases. Revenue was lower by 8% at 65 million. Mexico total beverage case volume (including concentrate) was 17 million cases compared to 26 million cases. Mexican revenue was lower by 29% (31% excluding the impact of foreign exchange) at $28 million due primarily to the exiting of low gross margin business, partially offset by increased higher margin contract manufacturing. RCI total beverage case volume (including concentrate) was 257 million cases compared to 278 million cases. Revenue increased 18% due primarily to new customers as well as product mix.

Declaration of Dividend

Cott has declared a dividend of CAD $0.06 per common share, payable in cash on March 28, 2014 to shareowners of record at the close of business on March 11, 2014.

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Fourth Quarter and Fiscal Year 2013 Results Conference Call

Cott will host a conference call today, February 12, 2014, at 10:00 a.m. EST, to discuss fourth quarter and fiscal year 2013 results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

About Cott Corporation

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks, sports products, new age beverages, and ready-to-drink teas, as well as alcoholic beverages for brand owners. Cott’s large manufacturing footprint, substantial research and development capability and high level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products. With approximately 4,000 employees, Cott operates manufacturing facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to approximately 50 countries around the world.

Defined Terms

Certain defined terms used in this press release include the following. “GAAP” means U.S. generally accepted accounting principles. “Total filled beverage case volume” means 24 eight ounce equivalent servings per case. “Adjusted Net Income (Loss)” means GAAP earnings (loss) excluding purchase accounting adjustments, integration expenses, restructuring expenses and bond redemption costs. “Adjusted Earnings Per Diluted Share” means Adjusted Net Income divided by diluted weighted average outstanding shares. “EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization. “Adjusted EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization, excluding purchase accounting adjustments, integration expenses, restructuring expenses and bond redemption costs. See the accompanying reconciliations of these non-GAAP measures to the corresponding GAAP measures, as well as the “Non-GAAP Measures” paragraph below.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott's results of operations. Cott utilizes Adjusted Net

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Income, Adjusted Earnings Per Diluted Share, EBITDA and Adjusted EBITDA to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott's underlying business performance and the performance of its management. Additionally, Cott supplements its reporting of net cash provided by operating activities determined in accordance with GAAP by excluding capital expenditures to present free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, paying dividends, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott's financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to our capital deployment strategy, future financial and operating trends and results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to compete successfully; changes in consumer tastes and preferences for existing products and our ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or reduction in business with key customers, particularly Walmart; fluctuations in commodity prices and our ability to pass on increased costs to our customers, and the impact of those increased prices on our volumes; our ability to manage our operations successfully; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; our ability to maintain favorable arrangements and relationships with our suppliers; the significant amount of our outstanding debt and our ability to meet our obligations under our debt agreements; our ability to maintain compliance with the covenants

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and conditions under our debt agreements; fluctuations in interest rates; credit rating changes; the impact of global financial events on our financial results; our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities; any disruption to production at our beverage concentrates or other manufacturing facilities; our ability to protect our intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to our reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which we operate; the impact of taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; unseasonably cold or wet weather, which could reduce the demand for our beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; our ability to recruit, retain, and integrate new management; our exposure to intangible asset risk; our ability to renew our collective bargaining agreements on satisfactory terms; disruptions in our information systems; and the volatility of our stock price.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

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COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenue, net	$481.6	$517.2	$2,094.0	$2,250.6
Cost of sales	427.6	456.6	1,842.0	1,961.1

Gross profit	54.0	60.6	252.0	289.5
Selling, general and administrative expenses	39.5	43.6	160.4	178.0
Loss on disposal of property, plant & equipment	(0.4)	0.1	1.0	1.8
Restructuring	—	—	2.0	—

Operating income	14.9	16.9	88.6	109.7
Contingent consideration earn-out adjustment	—	0.6	—	0.6
Other expense (income), net	13.2	0.2	12.8	(2.0)
Interest expense, net	12.2	13.6	51.6	54.2

(Loss) income before income taxes	(10.5)	2.5	24.2	56.9
Income tax (benefit) expense	(0.1)	(0.9)	2.2	4.6

Net (loss) income	$(10.4)	$3.4	$22.0	$52.3
Less: Net income attributable to non-controlling interests	1.1	1.1	5.0	4.5

Net (loss) income attributed to Cott Corporation	$(11.5)	$2.3	$17.0	$47.8

Net (loss) income per common share attributed to Cott Corporation
Basic	$(0.12)	$0.02	$0.18	$0.51
Diluted	$(0.12)	$0.02	$0.18	$0.50
Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	94.2	94.8	94.8	94.6
Diluted	94.2	95.2	95.6	94.8

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COTT CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	December 28, 2013	December 29, 2012
ASSETS
Current assets
Cash & cash equivalents	$47.2	$179.4
Accounts receivable, net of allowance	204.4	199.4
Income taxes recoverable	1.1	1.2
Inventories	233.1	224.8
Prepaid expenses and other assets	19.3	20.3

Total current assets	505.1	625.1
Property, plant & equipment, net	483.7	490.9
Goodwill	137.3	130.3
Intangibles and other assets, net	296.2	315.4
Deferred income taxes	3.6	3.3
Other tax receivable	0.2	0.9

Total assets	$1,426.1	$1,565.9

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$50.8	$—
Current maturities of long-term debt	3.9	1.9
Accounts payable and accrued liabilities	298.2	287.7

Total current liabilities	352.9	289.6
Long-term debt	403.5	601.8
Deferred income taxes	41.5	39.1
Other long-term liabilities	22.3	12.5

Total liabilities	820.2	943.0
Equity
Capital stock, no par - 94,238,190 (December 29, 2012 - 95,371,484) shares issued	392.8	397.8
Additional paid-in-capital	44.1	40.4
Retained earnings	176.3	186.0
Accumulated other comprehensive loss	(16.8)	(12.4)

Total Cott Corporation equity	596.4	611.8
Non-controlling interests	9.5	11.1

Total equity	605.9	622.9

Total liabilities and equity	$1,426.1	$1,565.9

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COTT CORPORATION	EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Operating Activities
Net (loss) income	$(10.4)	$3.4	$22.0	$52.3
Depreciation & amortization	26.1	25.5	100.8	97.7
Amortization of financing fees	0.6	0.8	2.8	3.7
Share-based compensation expense	0.4	1.4	4.0	4.9
(Decrease) increase in deferred income taxes	(1.0)	(0.8)	0.9	3.8
Write-off of financing fees and discount	4.0	—	4.0	—
Gain on bargain purchase	—	—	—	(0.9)
(Gain) loss on disposal of property, plant & equipment	(0.4)	0.1	1.0	1.8
Other non-cash items	0.7	0.4	0.9	(0.4)
Change in operating assets and liabilities, net of acquisition:
Accounts receivable	52.7	51.8	13.9	15.0
Inventories	(16.8)	(6.2)	(1.0)	(12.1)
Prepaid expenses and other current assets	0.7	5.2	(1.3)	(0.3)
Other assets	0.1	0.2	6.1	0.9
Accounts payable and accrued liabilities, and other liabilities	34.3	36.2	(0.6)	(2.2)
Income taxes recoverable	1.3	2.0	1.7	8.8

Net cash provided by operating activities	92.3	120.0	155.2	173.0

Investing Activities
Acquisition, net of cash received	—	—	(11.2)	(9.7)
Additions to property, plant & equipment	(10.9)	(19.1)	(55.6)	(69.7)
Additions to intangibles and other assets	(1.9)	(0.5)	(5.9)	(5.2)
Proceeds from sale of property, plant & equipment	—	—	0.2	2.3
Proceeds from insurance recoveries	0.2	0.2	0.6	1.9
Other investing activities	—	—	—	—

Net cash used in investing activities	(12.6)	(19.4)	(71.9)	(80.4)

Financing Activities
Payments of long-term debt	(200.6)	(0.5)	(220.8)	(3.3)
Borrowings under ABL	131.9	—	131.9	24.5
Payments under ABL	(82.1)	—	(82.1)	(24.5)
Distributions to non-controlling interests	(1.6)	(2.3)	(6.6)	(5.6)
Common shares repurchased and cancelled	(0.1)	—	(13.0)	(0.3)
Dividends to shareholders	(5.2)	(5.8)	(21.9)	(5.8)
Financing fees	(0.7)	—	(0.8)	(1.2)

Net cash used in financing activities	(158.4)	(8.6)	(213.3)	(16.2)

Effect of exchange rate changes on cash	0.1	(0.7)	(2.2)	2.1

Net (decrease) increase in cash & cash equivalents	(78.6)	91.3	(132.2)	78.5
Cash & cash equivalents, beginning of period	125.8	88.1	179.4	100.9

Cash & cash equivalents, end of period	$47.2	$179.4	$47.2	$179.4

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COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars or 8 oz equivalent cases, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenue
North America	$340.6	$384.3	$1,535.2	$1,707.4
United Kingdom	126.1	117.0	494.3	473.2
All Other	14.9	15.9	64.5	70.0

Total	$481.6	$517.2	$2,094.0	$2,250.6

Operating income (loss)
North America	$9.4	$13.9	$67.5	$90.4
United Kingdom	7.0	5.6	25.6	27.1
All Other	1.4	0.4	7.2	4.3
Corporate	(2.9)	(3.0)	(11.7)	(12.1)

Total	$14.9	$16.9	$88.6	$109.7

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	147.5	165.3	660.4	739.2
United Kingdom	51.3	49.6	208.7	204.1
All Other	65.1	64.6	274.1	303.8

Total	263.9	279.5	1,143.2	1,247.1

Volume - 8 oz equivalent cases - Filled Beverage
North America	129.2	145.9	580.6	651.5
United Kingdom	47.7	46.4	193.6	189.5
All Other	3.5	6.7	18.6	26.0

Total	180.4	199.0	792.8	867.0

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COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment
Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	December 28, 2013
	Cott[1]	North America	United Kingdom	All Other
Change in revenue	$(35.6)	$(43.7)	$9.1	$(1.0)
Impact of foreign exchange[2]	1.6	2.4	(0.9)	0.1

Change excluding foreign exchange	$(34.0)	$(41.3)	$8.2	$(0.9)

Percentage change in revenue	-6.9%	-11.4%	7.8%	-6.3%

Percentage change in revenue excluding foreign exchange	-6.6%	-10.7%	7.0%	-5.7%

	For the Year Ended
(in millions of U.S. dollars, except percentage amounts)	December 28, 2013
	Cott[1]	North America	United Kingdom	All Other
Change in revenue	$(156.6)	$(172.2)	$21.1	$(5.5)
Impact of foreign exchange[2]	10.8	5.3	6.4	(0.9)

Change excluding foreign exchange	$(145.8)	$(166.9)	$27.5	$(6.4)

Percentage change in revenue	-7.0%	-10.1%	4.5%	-7.9%

Percentage change in revenue excluding foreign exchange	-6.5%	-9.8%	5.8%	-9.1%

[1]	Cott includes the following reporting segments: North America, United Kingdom and All Other.
[2]	Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

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COTT CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION (EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net (loss) income attributed to Cott Corporation	$(11.5)	$2.3	$17.0	$47.8
Interest expense, net	12.2	13.6	51.6	54.2
Income tax (benefit) expense	(0.1)	(0.9)	2.2	4.6
Depreciation & amortization	26.1	25.5	100.8	97.7
Net income attributable to non-controlling interests	1.1	1.1	5.0	4.5

EBITDA	$27.8	$41.6	$176.6	$208.8
Restructuring	—	—	2.0	—
Tax reorganization and regulatory costs	0.9	—	1.4	—
Bond redemption	12.7	—	12.7	—
Acquisition adjustments
Earnout adjustment	—	0.6	—	0.6
Integration and acquisition costs	1.1	0.3	4.1	3.5

Adjusted EBITDA	$42.5	$42.5	$196.8	$212.9

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COTT CORPORATION	EXHIBIT 7
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	December 28, 2013	December 29, 2012
Net cash provided by operating activities	$92.3	$120.0
Less: Capital expenditures	(10.9)	(19.1)

Free Cash Flow	$81.4	$100.9

	For the Year Ended
	December 28, 2013	December 29, 2012
Net cash provided by operating activities	$155.2	$173.0
Less: Capital expenditures	(55.6)	(69.7)

Free Cash Flow	$99.6	$103.3

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COTT CORPORATION	EXHIBIT 8
SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED NET INCOME
(in millions of U.S. dollars, except share and per share amounts)
Unaudited

	For the Three Months Ended		For the Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net (loss) income attributed to Cott Corporation	$(11.5)	$2.3	$17.0	$47.8
Restructuring, net of tax	(0.1)	—	1.8	—
Tax reorganization and regulatory costs, net of tax	0.9	—	1.4	—
Bond redemption costs, net of tax	12.7	—	12.7	—
Acquisition adjustments, net of tax
Earnout adjustment	—	0.6	—	0.6
Integration and acquisition costs	0.8	0.3	3.4	3.5

Adjusted net income attributed to Cott Corporation	$2.8	$3.2	$36.3	$51.9

Adjusted net income per common share attributed to Cott Corporation
Basic	$0.03	$0.03	$0.38	$0.55
Diluted	$0.03	$0.03	$0.38	$0.55
Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	94.2	94.8	94.8	94.6
Diluted	94.9	95.2	95.6	94.8